FOR IMMEDIATE RELEASE	Contact:	Chris Donaghey

443-733-1600

KEYW Names Deborah A. Bonanni to Board of Directors

HANOVER, Md., April 1, 2013 (GLOBE NEWSWIRE) – KEYW Holding Corporation (NASDAQ: KEYW) announced today that Deborah A Bonanni has been named to its Board of Directors.  Bonanni retired from public service in 2012 as the Chief of Staff of the National Security Agency.

“We are pleased to have Deborah join KEYW’s Board of Directors,” commented Leonard Moodispaw, President and CEO of KEYW Corporation.  “We commend Deborah for her distinguished career in public service and believe her experience, leadership, and insight provides added strength to our Board.”

In her role as Chief of Staff, Bonanni was responsible for the strategic direction, leadership and oversight of the corporate functions that enable and support the Agency’s signals intelligence, information assurance, and cyber security missions. Her span of control covered physical and personnel security, human resource services, education and training, installations and logistics, policy and records, external relations, corporate communications, occupational health and wellness, senior leadership development and registry and protocol services.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 12, 2013 with the Securities and Exchange Commission (SEC as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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